Exhibit 6

Micron Enviro           Symbol:  (OTCBB: MSEV)      Recent Price:   $0.045
Systems Inc.            Rating:    *ATTRACTIVE*     Shares Outstanding:  22.5
Tel:   604-646-6903     52 Week high/low $ .16--    Million
www.microneviro.com     $.015                       Estimated Float:  12 million
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                         Reasons to Watch This Stock Now
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     1.   Industry: Oil and Gas Exploration and Production.
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     2.   Projects:   MSEV  has  projects  in  Texas,   and  California  and  is
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          negotiating on a proposed 50 well program in Saskatchewan, Canada.
     3.   Success:  MSEV has successfully drilled the first well on its proposed
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          15 well  program in Texas and has  received  oil and gas revenue  from this well. The next well is schedule to commence drilling on Feb 3, 2003.
     4.   Liquidity:  Over 41 million  shares of MSEV stock were  traded in 2002
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          and over 10 million shares in MSEV stock have traded in January 2003.
     5.   Commodity  Prices:  The current  price of oil and gas are trading near
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          multi-year  highs,  therefore new  discoveries or existing  production will generate a higher than normal value due to the underlying price of the commodity.
     6.   Timing: MSEV is scheduled to commence drilling on the second well of a
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          proposed 15 well field in Texas on Feb 3, 2003.

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     TheSUBWAY.com is proud to inform investors of this exciting  development in
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the Oil and Gas Sector.  Currently  trading at $0.045 per share,  Micron  Enviro
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Systems  Inc.  (OTCBB:  MSEV),  is an emerging  oil and gas  company  focused on
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projects within North America.  MSEV's goal is to become a mid-range oil and gas producer that will supply oil and gas reserves to feed the North American marketplace.

Current Projects:
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Green Ranch  Prospect:  MSEV is scheduled  to commence  drilling of their second
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well on Feb 3, 2003 on the Green  Ranch  Prospect.  The first well (the Z1) of a proposed 15 well program was declared a commercial success on November 18, 2002. This well has generated both oil and gas revenue for MSEV and is currently flowing. Through the use of seismic data a geologist identified "bright spots" on the Green Ranch Prospect. These "bright spots" in the conglomerate formation formed above the Mississippian from the Strawn and Atoka laid down over the Barnett shale. In 1997 a private company, with investor money, drilled a well on one of the "bright spots" in the conglomerate. The well blew out around the surface casing at rates of 10-15 million cubic feet per day. These bright spots are the main targets on the Green Ranch Prospect. Bernie McDougall, President of MSEV states, "The Green Ranch field could represent significant upside growth potential to MSEV and our shareholders. We are extremely excited after having the first well of a proposed 15 well program being declared commercial by the operator. It is a successful start to the development of this entire field. We look forward to the potential impact that developing this field could hold for MSEV." The Green Ranch Prospect consists of 4,131 acres of leasehold on the Green Ranch in Stephens County, Texas. This leasehold is located approximately 50 miles northeast of Abilene, Texas and approximately 10 miles northwest of Breckenridge, Texas, along the North Stephens-Shackelford County line. The Green Ranch Prospect lies within an oil and gas producing province identified as Texas Railroad Commission District 7B, which encompasses 24 counties in North Central Texas. TRRC reports indicate District 7B has produced a total of 2.225 billion barrels of oil from 1935 through to June 2001. These reports also indicate the district has made 2.277 TCF of unassociated gas (gas wells) from 1970 through to June 2001. It is estimated that this district accumulated approximately 2.78 TCF of casinghead gas. During the year 2000, District 7B made 14.1 million barrels of oil, 18.6 BCF of casinghead gas and 45.3 BCF of unassociated gas.

Kern County,  California Prospect: MSEV has the drilling rights on a prospect in
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the  prolific  San  Joaquin  Valley.  Jeffrey K.  Vaughan,  certified  petroleum geologist #5066 states, "This is a premier exploration play for over 40 MMBOE (million barrels of oil equivalent) with all the pre-requisites (proven producing geological structure, excellent oil and gas shows) of what is turning out to be one of the hottest exploration targets in the western US."
California's San Joaquin Valley hosts 5 of the top 25 largest fields in the United States. More than 30,000 producing wells in Kern County alone provide approximately 62% of California's oil production and approximately 9% of national output. For industry experts this is not surprising because the geological conditions for oil and gas entrapment in the San Joaquin Valley are among the best in the Western Hemisphere. The Stevens Sands on the Bakersfield Arch in the southern San Joaquin basin has produced over 1 billion barrels of oil and 1 trillion cubic feet of gas over the last 70 years. The Pioneer Canal field lies in the central area of the Bakersfield Arch and is surrounded by large productive fields. Every one of these fields is still in production today and active exploration efforts continue in this prolific reservoir.

50 Well  Program  in  Saskatchewan  Canada:  MSEV  in the  final  stages  of due
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diligence on this prospect.  This new project would entail a significant working interest in a proposed 50 well prospect in Saskatchewan, Canada. This prospect has been commercially successful to date, with the majority of the wells drilled on this prospect achieving success. Given the current historical high prices of oil and gas combined with the past success of this field, it is anticipated that drilling on this prospect should commence in the near future.

Summary:  MSEV is an emerging oil and gas company striving to become a mid-range
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oil and gas  producer.  MSEV is  attempting  to  achieve  this goal by  becoming involved in and drilling prospects that offer significant potential for success while trying to minimize risk. MSEV has recently announced its first successful well, and plans to drill the next well within days. If you would like to receive updates from MSEV, please send an email to info@micronenviro.com and request to
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be added.



All material herein was prepared by Capital Research Group, Inc. (CRG) based upon information supplied by the company and believed to be reliable. The information contained herein is not guaranteed by CRG to be accurate, and should not be considered to be all-inclusive. The companies that are discussed in this opinion have not approved the statements made in this opinion. This opinion contains forward-looking statements that involve risks and uncertainties. This material is for informational purposes only and should not be construed as an offer or solicitation of an offer to buy or sell securities. CRG is not a


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licensed broker,  broker dealer,  market maker,  investment  banker,  investment advisor, analyst or underwriter. Please consult a broker before purchasing or selling any securities viewed or mentioned herein. CRG has been compensated by the company on behalf of one or more of the companies mentioned in this opinion. ($10,000.00) CRG may sell its shares for less than any target prices given in this opinion. CRG's affiliates, officers, directors and employees may also have bought or may buy the shares discussed in this opinion and may profit in the event those shares rise in value. CRG will not advise as to when it decides to sell and does not and will not offer any opinion as to when others should sell; each investor must make that decision based on his or her judgment of the market. ****** This release contains forward-looking statements that involve risks and uncertainties. The statements in this release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Actual results, events and performance
could  vary  materially  from  those   contemplated  by  these   forward-looking
statements. These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from results expressed or implied by forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product demand, market competition, and imprecision of reserve estimates, and actual ability to recovery oil and gas that is present or represented to the company by the operator. You should independently investigate and fully understand all risks before making investment decisions.